AMENDMENT NO. 1

TO

SHARE EXCHANGE AGREEMENT

This constitutes Amendment No. 1 to that certain Share Exchange Agreement (the “Agreement”) dated as of September 9, 2024, by and among Raadr, Inc., a Nevada corporation (“RDAR”), Mexedia DAC, a Republic of Ireland corporation (“Acquired Company”), and Mexedia S.p.A. S.B., the owner of Acquired Company (the “Owner”).

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, RDAR, Acquired Company and Owner agree, as follows:

A.Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.2Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing date of the Exchange (the “Closing”) will take place on the business day upon satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the “Closing Date”), at such time and location as may be agreed upon by RDAR and Acquired Company; provided, however, that the Closing shall take place no later than February 28, 2025.

B.Section 8.(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)by either RDAR or Acquired Company if the Share Exchange shall not have been consummated on or before February 28, 2025 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time).

In all other aspects, the Agreement is ratified and affirmed as of the 28th day of September, 2024.

[ SIGNATURE PAGE FOLLOWS ]

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[ SIGNATURE PAGE TO AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT ]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Amendment No. 1 to Share Exchange Agreement as of the date first above written.

RDAR:ACQUIRED COMPANY:

RAADR, INC.MEXEDIA DAC

By: /s/ Jacob DiMartinoBy: /s/ Orlando Taddeo

Jacob DiMartinoOrlando Taddeo

Chief Executive OfficerPresident

E-Mail: jacob.d@raadr.comE-Mail: otaddeo@mexedia.com

OWNER:

MEXEDIA S.p.A. S.B.

By: /s/ Orlando DiMartino

Orlando Taddeo

President

E-Mail: otaddeo@mexedia.com

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